Assured Guaranty Ltd. Reports Results for Third Quarter 2012

•	Third quarter 2012 operating income[1] was $166 million, or $0.85 per share

•	Third quarter 2012 net income was $142 million, or $0.73 per share

•	Third quarter 2012 new par written was $3.2 billion

Hamilton, Bermuda, November 8, 2012 - Assured Guaranty Ltd. (NYSE: AGO) (“AGL” and, together with its subsidiaries, “Assured Guaranty” or the “Company”) announced today its financial results for the three-month period ended September 30, 2012 (“third quarter 2012”). The Company reported operating income for third quarter 2012 of $166 million, or $0.85 per diluted share, bringing year-to-date operating income for the nine-month period ended September 30, 2012 ("nine months 2012") to $351 million, or $1.85 per diluted share. This compares with operating income of $38 million, or $0.21 per diluted share, for the three-month period ended September 30, 2011 ("third quarter 2011") and $429 million, or $2.30 per diluted share, for the nine-month period ended September 30, 2011 ("nine months 2011").

Third quarter 2012 net income of $142 million, or $0.73 per diluted share, includes non-economic net fair value losses of $28 million. Third quarter 2011 net income of $761 million, or $4.13 per diluted share, includes non-economic net fair value gains of $751 million. Nine months 2012 net income of $36 million, or $0.19 per diluted share, includes non-economic net fair value losses of $324 million. Nine months 2011 net income of $857 million, or $4.60 per diluted share, includes non-economic net fair value gains of $444 million.

The increase in operating income compared with third quarter 2011 was primarily due to higher refundings and accelerations of net earned premiums, lower loss expense, which was significantly higher in third quarter 2011 due mainly to changes in discount rates, and a lower effective tax rate.

“Our strong earnings and modest loss development during the third quarter attest to our consistent ability to create shareholder and policyholder value, even through extended periods of economic uncertainty,” said Dominic Frederico, President and CEO.  “Our ability to add value to municipal bonds was evident in both the primary and secondary markets.  In the primary market, we guaranteed 197 transactions sold in the quarter.  In the secondary market, we insured more par than in any quarter since 2008.”

1These are financial measures that are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) (“non-GAAP financial measures”). Please see the “Explanation of Non-GAAP Financial Measures” section of this press release and Table 1 for a reconciliation of net income (loss) to operating income.

Table 1: Reconciliation of Net Income (Loss) to Operating Income1
(amounts in millions, except per share amounts)

	Quarter Ended September 30,
	2012	2011

Net income (loss)	$142	$761
Less after-tax adjustments:
Realized gains (losses) on investments	0	(13)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(37)	800
Fair value gains (losses) on committed capital securities ("CCS")	(2)	2
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense ("LAE") reserves	4	(15)
Effect of consolidating financial guaranty variable interest entities ("FG VIEs")	11	(51)
Operating income	$166	$38

Net income (loss) per diluted share[2]	$0.73	$4.13
Operating income per diluted share[2]	$0.85	$0.21

Diluted shares outstanding-GAAP	194.7	184.0
Diluted shares outstanding-operating	194.7	184.0
__________________

1.
The Company adopted and retrospectively applied new guidance that changed the types and amount of costs that may be deferred. This had a de minimis effect on net income, operating income and income per share for third quarter 2011.

2.	Income (loss) per diluted share is calculated by dividing income (loss) by diluted shares outstanding, which excludes the effects of securities that would be antidilutive.

New Business Production
Table 2: Present Value of New Business Production (“PVP”)1 and Gross Par Written
(amounts in millions)

	Quarter Ended September 30,
	2012	2011

Public finance U.S. - Direct	$30	$40
Structured finance - U.S.	5	11
Total PVP	$35	$51

Public finance U.S. - Direct	$3,007	$4,342
Structured finance - U.S.	182	266
Gross par written	$3,189	$4,608
__________________

1.	PVP is a non-GAAP financial measure. See the “Explanation of Non-GAAP Financial Measures” section of this press release.

Despite the challenging interest rate and market environment, the Company maintained average new business credit ratings in the A category. Pricing varies due to the mix of business; however, premium rates in third quarter 2012 were consistent by sector with rates in third quarter 2011.

Third Quarter 2012 Operating Income Highlights

Table 3 highlights the components of Assured Guaranty's operating income and provides reconciliations of GAAP income statements as reported to non-GAAP operating income results.

Table 3: Reconciliation of GAAP
to Non-GAAP Income Results
(amounts in millions, except per share amounts)

	Quarter Ended September 30, 2012			Quarter Ended September 30, 2011
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$222	$(17)	$239	$211	$(20)	$231
Net investment income	102	4	98	95	(4)	99
Net realized investment gains (losses)	2	0	2	(11)	(12)	1
Net change in fair value of credit derivatives	(36)	(69)	33	1,156	1,114	42
Fair value gains (losses) on CCS	(2)	(2)	—	2	2	—
Fair value gains (losses) on FG VIEs	38	38	—	(99)	(99)	—
Other income	16	1	15	(9)	(21)	12
Total revenues	342	(45)	387	1,345	960	385

Expenses:
Loss expense:
Financial guaranty insurance	90	1	89	215	(38)	253
Credit derivatives	—	(11)	11	—	(1)	1
Amortization of deferred acquisition costs	4	—	4	4	—	4
Interest expense	21	—	21	25	—	25
Other operating expenses	48	—	48	46	—	46
Total expenses	163	(10)	173	290	(39)	329

Income (loss) before income taxes	179	(35)	214	1,055	999	56
Provision (benefit) for income taxes	37	(11)	48	294	276	18
Income (loss)	$142	$(24)	$166	$761	$723	$38

Diluted shares	194.7		194.7	184.0		184.0

Earnings per diluted share	$0.73		$0.85	$4.13		$0.21

Where significant changes occurred, components of third quarter 2012 operating income are compared with the same item in third quarter 2011.

•
Net earned premiums: Net earned premiums in third quarter 2012 operating income increased to $239 million, from $231 million in third quarter 2011, due primarily to higher refundings, accelerations and terminations, which generated $73 million in third quarter 2012, compared with $27 million in third quarter 2011. Approximately $22 million in net earned premiums in third quarter 2012 was due to accelerations and terminations. Refundings are generally higher in low interest rate environments as debt issuers refinance at more attractive rates, which results in the acceleration of premium earnings on insured transactions. This increase was offset, in part, by lower scheduled net earned premiums, which were higher in the prior year, reflecting a larger portfolio of in-force business at that time, particularly in the structured finance portfolio.

•
Credit derivative revenues: Credit derivative revenues included in third quarter 2012 operating income were $33 million. The comparable third quarter 2011 credit derivative revenues were $42 million, which was based on a larger portfolio of structured finance business at that time.

•
Loss expense: The Company's third quarter 2012 loss expense was $100 million ($66 million after tax, or $0.34 per diluted share), compared with $254 million ($191 million after tax, or $1.04 per diluted share) in third quarter 2011. The decrease was primarily due to lower loss expense in the U.S. residential mortgage-backed securities (“RMBS”) sector, offset in part by higher international public finance losses attributable to Spanish sub-sovereign exposures. Third quarter 2011 loss expense was significantly affected by declining interest rates, which increased loss expense. See also “Economic Loss Development.”

•
Income taxes: The third quarter 2012 effective tax rate on operating income was 22.5%, compared with 32.4% in third quarter 2011, due to the high percentage of operating income generated by Assured Guaranty Re Ltd in third quarter 2012, compared with operating losses in third quarter 2011.

Economic Loss Development
Economic loss development, which measures (i) the change in total expected loss to be paid due to changes in assumptions based on observed market trends; (ii) changes in discount rates; (iii) accretion of discount on expected loss to be paid; and (iv) the effects of loss mitigation efforts, is the principal measure that Assured Guaranty uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in financial guaranty or credit derivative form, regardless of the accounting model prescribed under GAAP. Table 4 provides a roll forward of net expected loss to be paid.

Table 4: Roll Forward of Net Expected Loss to be Paid on
Insurance Contracts and Credit Derivatives
(amounts in millions)

Insurance Contracts and Credit Derivatives	Net Expected Loss to be Paid as of June 30, 2012	Economic Loss Development During Third Quarter 2012 (1)	Loss (Paid) Recovered Third Quarter 2012	Net Expected Loss to be Paid as of September 30, 2012

Before representations and warranties ("R&W"):
U.S. RMBS	$1,925	$34	$(255)	$1,704
Other	731	42	(349)	424
Total before R&W	2,656	76	(604)	2,128
R&W for U.S. RMBS	(1,454)	(12)	95	(1,371)
Total, net of R&W	1,202	64	(509)	757
Other	(4)	—	—	(4)
Total	$1,198	$64	$(509)	$753
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1.	Includes $4 million of foreign exchange remeasurement.

Total economic loss development was $64 million ($41 million after tax) in third quarter 2012, which was primarily driven by the establishment of losses on Spanish exposures, higher expected LAE as the Company continues to pursue loss mitigation strategies, and modest development in RMBS exposures. The Company reflected a slightly higher probability of loss on certain Spanish sub-sovereign exposures as a result of including scenarios reflecting recent downgrades in Spain's sovereign and sub-sovereign ratings. As of September 30, 2012, no claims have been paid on any Spanish exposures.

Book Value Measurements

The primary drivers of the year-to-date increase in shareholders' equity, operating shareholders' equity and adjusted book value were the issuance of common shares as described below, and the reassumption of previously ceded unearned premium reserve and related commutation gains, both of which were offset in part by loss development, dividends and share repurchases. Shareholders' equity was also affected by net fair value losses on credit derivatives and gains related to FG VIEs, which do not affect operating shareholders' equity or adjusted book value. The present value of new business development, as well as the additional future earnings from the reassumptions of previously ceded books of business in the first quarter 2012, increased adjusted book value, which includes the estimated future earnings on the Company's in-force book of business.

Per share amounts were affected by an additional 13.4 million common shares outstanding following the issuance of common shares to settle the forward purchase contracts that constituted a portion of the Company's 2009 equity units. The purchase price was $12.85 per share, for a total of $173 million. This was offset in part by the repurchase of 2.1 million common shares at an average price of $11.76 per share, or $24 million.

Table 5: Reconciliation of Shareholders' Equity to
Operating Shareholders' Equity and Adjusted Book Value1
(amounts in millions, except per share amounts)

	As of
	September 30, 2012	December 31, 2011

Shareholders' equity	$4,952	$4,652
Less after-tax adjustments:
Effect of consolidating FG VIEs	(335)	(405)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(901)	(498)
Fair value gains (losses) on CCS	27	35
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	496	319
Operating shareholders' equity	5,665	5,201
After-tax adjustments:
Less: Deferred acquisition costs	169	174
Plus: Net present value of estimated net future credit derivative revenue	246	302
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,392	3,658
Adjusted book value	$9,134	$8,987

Shares outstanding at the end of the period	194.0	182.2

Per share:
Shareholders' equity	$25.53	$25.52
Operating shareholders' equity	$29.20	$28.54
Adjusted book value	$47.09	$49.32
__________________

1.	Operating shareholders' equity and adjusted book value are non-GAAP financial measures. See the "Explanation of Non-GAAP Financial Measures" section of the press release.

Conference Call and Webcast Information:
The Company will host a conference call for investors at 7:00 a.m. Eastern Time (8:00 a.m. Atlantic Time) on Friday, November 9, 2012. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at http://www.assuredguaranty.com or by dialing 1-877-317-6789 (in the U.S.), 1-866-605-3852 (Canada) or 1-412-317-6789 (International). A replay of the call will be available through January 10, 2013. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), and enter the number 10020353. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's September 30, 2012 Financial Supplement, which is posted on the Company's website at http://www.assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd/financial-information, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 3Q 2012,” which lists the new issue U.S. public finance transactions sold in third quarter 2012 that the Company has insured, and

•	“Structured Finance Transactions at September 30, 2012,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at http://www.assuredguaranty.com/presentations the “September 30, 2012 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents and the links to those documents will be furnished in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.
Consolidated Statements of Operations (unaudited)
(amounts in millions)

	Quarter Ended September 30,
	2012	2011
Revenues:
Net earned premiums	$222	$211
Net investment income	102	95
Net realized investment gains (losses)	2	(11)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	2	—
Net unrealized gains (losses)	(38)	1,156
Net change in fair value of credit derivatives	(36)	1,156
Fair value gain (loss) on CCS	(2)	2
Fair value gains (losses) on FG VIEs	38	(99)
Other income	16	(9)
Total revenues	342	1,345

Expenses
Loss and LAE	90	215
Amortization of deferred acquisition costs	4	4
Interest expense	21	25
Other operating expenses	48	46
Total expenses	163	290

Income (loss) before income taxes	179	1,055
Provision (benefit) for income taxes	37	294
Net income (loss)	142	761
Less after-tax adjustments:
Realized gains (losses) on investments	0	(13)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(37)	800
Fair value gains (losses) on CCS	(2)	2
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	4	(15)
Effect of consolidating FG VIEs	11	(51)
Operating income	$166	$38

Assured Guaranty Ltd.
Consolidated Balance Sheets (unaudited)
(amounts in millions)

	As of
	September 30, 2012	December 31, 2011
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,318	$10,142
Short-term investments, at fair value	564	734
Other invested assets	205	223
Total investment portfolio	11,087	11,099

Cash	133	215
Premiums receivable, net of ceding commissions payable	944	1,003
Ceded unearned premium reserve	550	709
Deferred acquisition costs	127	132
Reinsurance recoverable on unpaid losses	56	69
Salvage and subrogation recoverable	430	368
Credit derivative assets	450	469
Deferred tax asset, net	729	804
Current income tax receivable	78	76
FG VIE assets, at fair value	2,693	2,819
Other assets	286	262
Total assets	$17,563	$18,025

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$5,332	$5,963
Loss and LAE reserve	594	679
Reinsurance balances payable, net	185	171
Long-term debt	840	1,038
Credit derivative liabilities	2,151	1,773
FG VIE liabilities with recourse, at fair value	2,169	2,397
FG VIE liabilities without recourse, at fair value	1,018	1,061
Other liabilities	322	291
Total Liabilities	12,611	13,373

Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,722	2,570
Retained earnings	1,693	1,708
Accumulated other comprehensive income	531	368
Deferred equity compensation	4	4
Total shareholders' equity	4,952	4,652
Total liabilities and shareholders' equity	$17,563	$18,025

Explanation of Non-GAAP Financial Measures:

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented herein. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income: Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Operating Shareholders' Equity: Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend to buy or sell Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (“AOCI”) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net present value of estimated net future credit derivative revenue: Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or present value of new business production: Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“Credit Derivative Revenues”) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, discounted at 6% in each case. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP to Gross Written Premiums
(amounts in millions)

	Quarter Ended September 30,
	2012	2011

Total PVP	$35	$51
Less: financial guaranty installment premium PVP	5	11
Total: financial guaranty upfront gross written premiums	30	40
Plus: financial guaranty installment gross written premiums[1]	(5)	(18)
Total gross written premiums	$25	$22
__________________

1.
Represents present value of new business on installment policies plus gross written premiums adjustment on existing installment policies due to changes in assumptions and any cancellations of assumed reinsurance contracts.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by a rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty's subsidiaries have insured, all of which have occurred in the past, developments in the world's financial and capital markets that adversely affect issuers' payment rates, Assured Guaranty's loss experience, its access to capital, its unrealized (losses) gains on derivative financial instruments or its investment returns, changes in the world's credit markets, segments thereof or general economic conditions, the impact of ratings agency action with respect to sovereign debt and the resulting effect on the value of securities in the Company's investment portfolio and collateral posted by and to the Company, more severe or frequent losses implicating the adequacy of Assured Guaranty's expected loss estimates, the impact of market volatility on the mark-to-market of the Company's contracts written in credit default swap form, reduction in the amount of insurance opportunities available to the Company, deterioration in the financial condition of the Company's reinsurers, the amount and timing of reinsurance recoverables actually received, the risk that reinsurers may dispute amounts owed to the Company under its reinsurance agreements, the possibility that the Company will not realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions, the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures, increased competition, including from new entrants into the financial guaranty industry, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, Assured Guaranty's dependence on customers, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of November 8, 2012, and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com